TRUST AGREEMENT

        This TRUST AGREEMENT is entered into effective the 13th day of June, 2002 by and between Frank L. Jennings, as trustee ("Trustee"), and Global Casinos, Inc., a Utah corporation ("Global").

WITNESSETH

        WHEREAS, Global has formed and organized as a wholly owned subsidiary OnSource Corporation, a Delaware corporation ("OnSource" or the "Company"); and

        WHEREAS, Global transferred to OnSource certain assets and certain liabilities which include Global's interest in Global Alaska Industries, Inc. ("GAI") and its subsidiary Alaska Bingo Supply, Inc. ("ABSI") in consideration for which OnSource issued to Global an aggregate of 245,135 shares of OnSource common stock in a transaction calculated to qualify as a tax free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended; and

        WHEREAS, by virtue of the foregoing, Global was and is the beneficial owner of an aggregate of 245,135 shares of OnSource common stock (the "OnSource Shares"), which OnSource Shares correspond on a 1-for-10 basis with the total number of issued and outstanding shares of common stock of Global; and

        WHEREAS, Global has agreed to effect a pro rata distribution in the nature of a stock dividend of the OnSource Shares to all shareholders of record of Global on August 6, 2001 (the "Shareholders" and the "Record Date," respectively); and

        WHEREAS, in order to effect the distribution of the OnSource Shares to the Shareholders (the "Distribution"), Global has agreed to transfer the OnSource Shares to be held, in trust, for the benefit of the Shareholders.

        NOW THEREFORE, in consideration of the premises and the covenants and agreements hereinbelow set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.       Transfer of Stock to Trustee.

                 (a)      Global shall transfer and assign to the Trustee certificates for the OnSource Shares. All such stock certificates shall be endorsed, or accompanied by such instruments of transfer as to enable the Trustee to cause such certificates to be transferred into the name of the Trustee, as hereinafter provided. On receipt by the Trustee of the certificates for any such shares and their transfer into the name of the Trustee, the Trustee shall hold them subject to the terms of this Agreement. The effective date of the transfer of the OnSource Shares to the Trustee shall be June 13, 2002.

                 (b)       All certificates for stock of the Company transferred and delivered to the Trustee pursuant to this Agreement shall be surrendered by the Trustee to the Company and cancelled, and new certificates therefor shall be issued to and held by the Trustee in the name of "Frank L. Jennings as Trustee."

                 (c)      Trustee shall hold the OnSource Shares for the benefit of the Shareholders, pro rata, each of whose interest in the OnSource Shares shall hereafter be referred to as a "Trust Interest."

        2.       Trust Certificates. The pro rata interest of each Shareholder in and to the OnSource Shares held by the Trustee hereunder ("Trust Interest") may but need not be evidenced by a Trust Certificate. Unless requested to do so in writing, the Trustee shall be under no affirmative duty or obligation to issue or deliver to any Shareholder a Trust Certificate evidencing the interest of such Shareholder under this Agreement. If requested to do so in writing, the Trustee shall cause to be prepared and delivered to a Shareholder a Trust Certificate in the form provided for herein. The Trust Certificates shall be in the following form:

No. ____________	__________________ Shares
OnSource Corporation
A Delaware Corporation
Trust Certificate for Capital Stock

        This certifies that ______________________ or registered assigns is entitled to all the benefits arising from the deposit with the Trustee under the Trust Agreement hereinafter mentioned, of certificates for ________ shares of the capital stock of OnSource Corporation, a Delaware corporation (the "Company"), as provided in such Trust Agreement and subject to the terms thereof. The registered holder hereof, or assigns, is entitled to receive payment equal to the amount of cash dividends, if any, received by the Trustee upon the number of shares of capital stock of the Company in respect of which this certificate is issued. Dividends received by the Trustee in the Company's common or other stock having general voting powers shall be payable in Trust Certificates, in form similar hereto. Until the Trustee has delivered the stock held under such Trust Agreement to the holders of the trust certificates, or to the Company, as specified in such Trust Agreement, the holder hereof shall possess and be entitled to exercise all rights and powers of an absolute owner of such stock, including the right to vote thereon for every purpose, and to execute consents in respect thereof for every purpose, it being expressly stipulated that no voting right passes to the Trustee, or his assigns, under this certificate or any agreement, expressed or implied.

        This certificate is issued, received, and held under, and the rights of the owner hereof are subject to, the terms of a Trust Agreement dated as of June __, 2002, by and between Global Casinos, Inc. and Frank L. Jennings, as Trustee, and his successors in trust, and various holders of similar certificates. The holder of this certificate, by acceptance hereof, assents and is bound to all the provisions of the Trust Agreement as if he/it had signed it in person.

        In the event of the dissolution or total or partial liquidation of the Company, the moneys, securities, or property received by the Trustee in respect of the stock deposited under such Trust Agreement shall be distributed among the registered holders of trust certificates in proportion to their interests as shown by the books of the Trustee.

        In the event that the Trustee receives any dividend or distribution other than in cash or Company stock having general voting powers, the Trustee shall distribute the same to the registered holders of Trust Certificates, on the date of such distribution, or to the registered certificate holders at the close of business on the date fixed by the Trustee for taking a record to determine the certificate holders entitled to such distribution, pursuant to the provisions of the Trust Agreement. Such distribution shall be made to the certificate holders ratably in accordance with the number of shares represented by their respective Trust Certificates.

        Stock certificates for the number of shares of capital stock then represented by this certificate, or the net proceeds in cash or property of such shares, shall be due and deliverable hereunder upon the termination of such Trust Agreement as provided therein.

        This certificate is transferable on the books of the Trustee, by the holder hereof, either in person or by attorney duly authorized, in accordance with the rules established for that purpose by the Trustee and on surrender of this certificate properly endorsed. Title to this certificate when duly endorsed shall, to the extent permitted by law, be transferable with the same effect as in the case of a negotiable instrument. Each holder hereof agrees that delivery of this certificate, duly endorsed by any holder hereof, shall vest title hereto and all rights hereunder in the transferee; provided, however, that the Trustee may treat the registered holder hereof, or when presented duly endorsed in blank the bearer hereof, as the absolute owner hereof, and of all rights and interests represented hereby, for all purposes. The Trustee shall not be bound or affected by any notice to the contrary, or by any notice of any trust, whether express or implied, or constructive, or of any charge or equity respecting the title or ownership of this certificate, or the share of stock represented hereby; provided, however, that no delivery of stock certificates hereunder, or the proceeds thereof, shall be made without surrender hereof properly endorsed.

        This certificate shall not be valid for any purpose until duly signed by the Trustee.

        The word "Trustee" as used in this certificate means the Trustee or the successor trustee acting under such Trust Agreement.

        IN WITNESS WHEREOF the Trustee has signed this certificate on ____________________, 2002.

                                                                        TRUSTEE:

                                                                        _________________________________________

(FORM OF ASSIGNMENT):

       For value received, _____________________ hereby assigns the within certificate, and all rights and interests represented thereby, to _____________________ and appoints ___________________________ attorney to transfer this certificate on the books of the Trustee mentioned therein, with full power of substitution.

       Dated: _______________________________

       (S E A L)

       In presence of: _______________________________________________

       Note: The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration, enlargement, or any change whatever. All endorsements, in the discretion of the Trustee, shall be guaranteed by a bank or trust company satisfactory to the Trustee.

        3.       Transfer of Certificates.

                 (a)     If issued, the Trust Certificates shall be transferable at the Trustee's principal office, on the books of the Trustee, by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustee. The Trustee may treat the registered holder as owner thereof for all purposes, but he/it shall not be required to deliver stock certificates hereunder without the surrender of such Trust Certificates.

                 (b)     If a Trust Certificate is lost, stolen, mutilated, or destroyed, the Trustee, in his discretion, may issue a duplicate of such certificate upon receipt of: (1) evidence of such fact satisfactory to him; (2) indemnity satisfactory to him; (3) the existing certificate, if mutilated; and (4) his reasonable fees and expenses in connection with the issuance of a new trust certificate. The Trustee shall not be required to recognize any transfer of a Trust Certificate not made in accordance with the provisions hereof, unless the person claiming such ownership has produced indicia of title satisfactory to the Trustee, and has in addition deposited with the Trustee indemnity satisfactory to him.

                 (c)     Legend. All certificates representing the Trust Shares, and all warrants and options exercisable for equity securities which shall become Trust Shares as set forth herein, shall bear a legend substantially to the effect that "The shares of stock of the corporation [represented hereby/receivable upon exercise hereof] are subject to the terms of a certain Trust Agreement dated as of June 13, 2002, as the same may be amended and/or restated from time to time, a copy of which is on file with the corporation."

        4.       Failure of Distribution.

                 (a)     If for any reason the Distribution has not been consummated in accordance with all applicable legal requirements within 24 months of the date of this Agreement, then and in such event the Trustee shall be authorized to sell the OnSource Shares in any manner that the Trustee may determined, in his sole judgment, to be commercially reasonable. Disposition of the OnSource Shares may be made by public or private proceedings and may be made by way of one or more contracts. Sale or other disposition of the OnSource Shares may be made as a unit or in divisional interests in such shares. In each event, the method, manner, time, place and terms of such sale or other disposition shall be determined by the Trustee. In no event shall the Trustee be personally liable for any action taken or omitted to be taken under this Agreement provided that such commission or omission does not constitute willful misconduct or gross negligence.

                 (b)     From the proceeds of the sale, the Trustee shall pay the reasonable expenses of selling the OnSource Shares. The remaining proceeds of sale shall then be distributed to the registered holders of Trust Certificates, on the date of such distribution, or to the registered certificate holders at the close of business on the date fixed by the Trustee for the taking of a record to determine the certificate holders entitled to such distribution, in such manner as to distribute such net proceeds to the certificate holders ratably in accordance with the number of shares represented by their respective trust certificates.

        5.       Term and Termination. This Agreement shall terminate upon the earlier of (i) the completion by the Trustee of the Distribution of the OnSource Shares to the Global Shareholders, pro rata, (ii) the completion by the Trustee of the sale or other disposition of the OnSource Shares in accordance with paragraph 4 and the distribution of the net proceeds derived from such sale to the Global Shareholders, pro rata, or (iii) the completion and consummation by the Trustee of such other actions as shall have been approved by the Shareholders owning at least a majority of the OnSource Shares (a "Shareholder Approved Action") subject to and in accordance with the terms and conditions of such Shareholder Approved Action.

        6.        Termination Procedure.

                 (a)     Upon the termination of this Agreement at any time, as hereinafter provided, the Trustee, at such time as he/it may choose during the period commencing 20 days before and ending 20 days after such termination, shall mail written notice of such termination to the registered owners of the Trust Interests, at the addresses appearing on the Trustee's transfer books. After the date specified in any such notice (which date shall be fixed by the Trustee), the Trust Interests shall cease to have any effect, and their holders shall have no further rights under this Agreement other than to receive certificates for OnSource Shares or other property distributable under the terms hereof and upon the surrender of Trust Certificates, if issued.

                 (b)     Within 30 days after the termination of this Agreement, the Trustee shall deliver, to the registered holders of all Trust Interests, (i) certificates for the number of OnSource Shares represented thereby, upon the surrender thereof properly endorsed, such delivery to be made in each case at the Trustee's office; or (ii) payment in an amount equal to the registered holder' pro rata share of the net proceeds payable from the sale of the OnSource Shares.

                 (c)     At any time subsequent to 30 days after the termination of this Agreement, the Trustee may deposit with the Company stock certificates representing the number of OnSource Shares represented by the Trust Interests then outstanding, with authority in writing to the Company to deliver such stock certificates in exchange for Trust Interests representing a like number of OnSource Shares. Upon such deposit all further liability of the Trustee for the delivery of such stock certificates and the delivery or payment of dividends shall cease, and the Trustee shall not be required to take any further action hereunder.

        7.       Dividends.

                 (a)     Prior to the termination of this Agreement, the holder of each Trust Interest shall be entitled to receive payments equal to the cash dividends, if any, received by the Trustee upon a like number and class of shares of the Company's capital stock as is called for by each such Trust Interest. If any dividend in respect of the stock deposited with the Trustee is paid, in whole or in part, in the Company's stock having general voting powers, the Trustee shall likewise hold, subject to the terms of this Agreement, the certificates for stock which are received by him on account of such dividend. The holder of each Trust Interest representing stock on which such stock dividend has been paid shall be entitled to receive a Trust Interest issued under this Agreement for the number of shares and class of stock received as such dividend with respect to the shares represented by such Trust Interest. Holders entitled to receive the dividends described above shall be those registered as such on the Trustee's transfer books at the close of business on the day fixed by the Company for the taking of a record to determine those holders of its stock entitled to receive such dividends, or if the Trustee has fixed a date, as hereinafter in this paragraph provided, for the purpose of determining the holders of Trust Interests entitled to receive such payment or distribution, then registered as such at the close of business on the date so fixed by the Trustee.

                 (b)     If any dividend in respect of the stock deposited with the Trustee is paid other than in cash or in capital stock having general voting powers, then the Trustee shall distribute the same among the holders of Trust Interests registered as such at the close of business on the day fixed by the Trustee for taking a record to determine the holders of Trust Interests entitled to receive such distribution. Such distribution shall be made to such holders of Trust Interests ratably, in accordance with the number of shares represented by their respective Trust Interests.

                 (c)     The Trustee may temporarily close its transfer books for a period not exceeding 20 days preceding the date fixed for the payment or distribution of dividends or the distribution of assets or rights, or at any other time in the Trustee's discretion. In lieu of providing for the closing of the books against the transfer of Trust Interests, the Trustee may fix a date not exceeding 20 days preceding any date fixed by the Company for the payment or distribution of dividends, or for the distribution of assets or rights, as a record date for the determination of the holders of Trust Interests entitled to receive such payment or distribution. The holders of Trust Interests of record at the close of business on such date shall exclusively be entitled to participate in such payments or distribution.

                 (d)     In lieu of receiving cash dividends upon the capital stock of the Company and paying the same to the holders of Trust Interests pursuant to the provisions of this Agreement, the Trustee may instruct the Company in writing to pay such dividends to the holders of the Trust Interests. Upon receipt of such written instructions, the Company shall pay such dividends directly to the holders of the Trust Interests. Upon such instructions being given by the Trustee to the Company, and until revoked by the Trustee, all liability of the Trustee with respect to such dividends shall cease. The Trustee may at any time revoke such instructions and by written notice to the Company direct it to make dividend payments to the Trustee.

        8.       Subscription Rights. If any stock or other securities of the Company are offered for subscription to the holders of its capital stock deposited hereunder, the Trustee, promptly upon receipt of notice of such offer, shall mail a copy thereof to each holder of the Trust Interests. Upon receipt by the Trustee, at least five days prior to the last day fixed by the Company for subscription and payment, of a request from any such registered holder of Trust Interests to subscribe in his behalf, accompanied with the sum of money required to pay for such stock or securities (not in excess of the amount subject to subscription in respect of the shares represented by the Trust Interest held by such certificate holder), the Trustee shall make such subscription and payment. Upon receiving from the Company the certificates for shares or securities so subscribed for, the Trustee shall issue to such holder a Trust Interest in respect thereof if the shares or securities received have general voting powers. If, however, the shares or securities do not have general voting powers, the Trustee shall mail or deliver such securities to the certificate holder in whose behalf the subscription was made, or may instruct the Company to make delivery directly to the certificate holder entitled thereto.

        9.       Dissolution of Company. In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Trustee shall receive the moneys, securities, rights, or property to which the holders of the Company's capital stock deposited hereunder are entitled, and shall distribute the same among the registered holders of Trust Interests in proportion to their interests, as shown by the books of the Trustee. Alternatively, the Trustee may in his discretion deposit such moneys, securities, rights, or property with any Federally insured bank or trust company doing business in Boulder, Colorado, with authority and instructions to distribute the same as above provided, and upon such deposit all further obligations or liabilities of the Trustee in respect of such moneys, securities, rights, or property so deposited shall cease.

        10.      Reorganization of Company. If the Company is merged into or consolidated with another corporation, or all or substantially all of its assets are transferred to another corporation, then in connection with such transfer the term "Company" for all purposes of this Agreement shall be deemed to include such successor corporation, and the Trustee shall receive and hold under this Agreement any stock of such successor corporation received on account of the ownership, as Trustee hereunder, of the stock held hereunder prior to such merger, consolidation, and transfer. Trust Certificates issued and outstanding under this Agreement at the time of such merger, consolidation, or transfer may remain outstanding, or the Trustee may, in his discretion, substitute for such Trust Certificates new Trust Certificates in appropriate form, and the terms "stock" and "capital stock" as used herein shall be taken to include any stock which may be received by the Trustee in lieu of all or any part of the Company's capital stock.

        11.      Powers of Trustee.

                 (a)     Until the actual delivery to the holders of Trust Interests issued hereunder of stock certificates in exchange therefor, and until the surrender of any issued and outstanding Trust Certificates for cancellation, the Trustee shall have the right, subject to the provisions of this paragraph hereinafter set forth, to exercise, in person or by his nominees or proxies, all stockholders' voting rights and powers in respect of all stock deposited hereunder, and to take part in or consent to any corporate or stockholders' action of any kind whatsoever. The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of the Company's stockholders. Without limiting such general right, it is understood that such action or proceeding may include, upon terms satisfactory to the Trustee or to his nominees or proxies thereto appointed by him, mortgaging, creating a security interest in, and pledging of all or any part of the Company's property, the lease or sale of all or any part of its property, for cash, securities, or other property, and the dissolution of the Company, or its consolidation, merger, reorganization, or recapitalization.

                 (b)     In voting the stock held by him hereunder either in person or by his nominees or proxies, the Trustee shall exercise his best judgment to select suitable directors of the Company, and shall otherwise, insofar as he/it may as a stockholder of the Company, take such part or action in respect to the management of its affairs as he/it may deem necessary so as to be kept advised on the affairs of the Company and its management. In voting upon any matter that may come before him at any stockholders' meeting, the Trustee shall exercise like judgment. The Trustee, however, shall not be personally liable for any action taken pursuant to his vote or any act committed or omitted to be done under this Agreement, provided that such commission or omission does not amount to willful misconduct on his part and that he/it at all times exercises good faith in such matters.

        12.      Transfer of Trust Shares.

                 (a)     In the event any Trust Interest holder transfers all or part of the Trust Shares relating to his, her, or its Trust Interest to an Affiliate (as defined below) of the transferor, or to a person who immediately prior to the transfer is a holder of Trust Interests, then upon the Trustee's receipt of a duly-endorsed Trust Interest specifying the number of Trust Shares being transferred, the Trustee shall record the issuance to such transferee of the Trust Interests representing such transferee's interest in the transferred Trust Shares, and if requested to do so shall issue to such transferor one or more new Trust Certificates representing the untransferred Trust Shares. For purposes of this Agreement, the term "Affiliate" shall mean and include all of the following:
(i)	any family member of a transferor which is described in Section 267(c)(4) of the Internal Revenue Code of 1986 as presently in effect ("Family Member");
(ii)	any trust of which the transferor or a Family Member of the transferor is a trustee or a material beneficiary;
(iii)	if the transferor is a trust, any beneficiary thereof; and
(iv)	any corporation, partnership, limited partnership, limited liability company or other entity in which the transferor or any Family Member of the transferor has a material financial interest.

Each party hereto agrees that any transfer of Trust Interests shall be in accordance with all applicable federal and state securities laws.

                 (b)     In the event any Trust Interest holder proposes to transfer all or part of the Trust Shares underlying his, her or its Trust Interest in a bona fide sale or charitable gift to a person who is not an Affiliate of the transferor, and who immediately prior to the transfer is not a holder of Trust Interests, then upon the Trustee's receipt of a duly executed assignment of Trust Interest specifying the number of Trust Shares being transferred and a statement in reasonable detail describing the terms of the proposed transfer and the transferor's certificate that the proposed transferee is not an Affiliate, the Trustee shall cause to be recorded the issuance to such transferee of the Trust Interest so transferred, and shall upon written request issue to such transferor one or more new Trust Certificates representing the untransferred Trust Shares. Such transferee shall take the transferred Trust Shares free from the provisions of this Agreement. Each party hereto acknowledges and agrees that any sale or transfer of Trust Shares pursuant to this Section 12.(b) shall be in accordance with applicable federal and state laws.

                 (c)     Upon termination of this Agreement and the Trust created herein, each holder of a Trust Certificate shall surrender to the then acting Trustee all of such holder's Trust Certificates, duly-endorsed for transfer. The Trustee shall as soon as practicable thereafter shall cause to be distributed to such holder, free from trust, one or more certificates representing the Trust Shares to which such holder is entitled, which certificates shall not contain the legend contained in Section 3.(c) hereof.

        13.      Liability of Trustee. It is the intention of the parties that the Trustee have unfettered discretion to vote the Trust Shares as he or she deems appropriate. No Trustee shall be liable to Shareholder or any other person for any loss arising out of or in connection with his or her voting of any of the Trust Shares or any other action or inaction as Trustee hereunder, unless such loss was caused by his or her gross negligence or willful misconduct. The Trustee may consult with counsel of his or her choice, and shall have full and complete authorization and protection for any action taken or suffered by the Trustee under this Agreement in food faith and in accordance with the opinion of such counsel.

        14.      Resignation of Trustee.

                 (a)     The Trustee shall have the right to resign as Trustee hereunder at any time by notice to the Trust Interest holders, such resignation to be effective at such time as a successor Trustee accepts this Agreement pursuant to Section 14.(c).

                 (b)     In the event of the resignation or inability of the Trustee to serve for any reason, the successor to the Trustee shall be the person appointed by the Trustee to serve as successor to the Trustee. Should the Trustee cease to serve without having appointed a successor, the holders of Trust Interests shall hold a meeting within sixty (60) days after the death of the Trustee for the purpose of electing a successor, or as soon thereafter as practicable. Notice of such meeting shall be delivered to each Trust Interest holder not less than ten (10) days prior thereto. The successor to the Trustee shall be the person appointed by the affirmative vote of the holders of a majority of the then outstanding Trust Interests.

                 (c)     Any person appointed as a successor Trustee hereunder shall become a Trustee only upon written acceptance of this Agreement and the rights, powers, duties and obligations of the Trustee hereunder, and the delivery of such acceptance to the preceding Trustee (if then living) and the Trust Interest holders. Each successor Trustee shall have the same rights, powers, duties and obligations as the Trustee whom such successor succeeds.

        15.      Compensation and Reimbursement of Trustee. The Trustee shall serve without compensation. The Trustee shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys, and counsel as he/it may deem necessary and proper to effectuate this Agreement. All such expenses or charges incurred by and due to the Trustee may be deducted from the dividends or other moneys or property received by him on the stock deposited hereunder. Nothing herein contained shall disqualify the Trustee or successor Trustees, or incapacitate him or them from serving the Company or any of its subsidiaries as officer or director, or in any other capacity, and in any such capacity receiving compensation.

        16.      Notice.

                 (a)     Unless otherwise specifically provided herein, any notice to or communication with the holders of the Trust Interests hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Interests, as shown on the Trustee's transfer books, shall in all cases be deemed to be the addresses of Trust Interest holders for all purposes under this Agreement, without regard to what other or different addresses the Trustee may have for any Trust Interest holder on any other books or records of the Trustee. Every notice so given shall be effective, whether or not received, and the date of mailing shall be the date such notice is deemed given for all purposes.

                 (b)     Any notice to the Company hereunder shall be sufficient if enclosed in a postpaid envelope and sent by registered mail to the Company at such other address as the Company may designate by notice in writing to the Trustee.

                 (c)     Any notice to the Trustee hereunder may be enclosed in a postpaid envelope and sent by registered mail to the Trustee, addressed to him at such addresses as he/it may from time to time furnish in writing to the Company, and if no such address has been so furnished by the Trustee, then to him in care of the Company.

                 (d)     All distributions of cash, securities, or other property hereunder by the Trustee to the holders of Trust Interests may be made, in the Trustee's discretion, by mail (regular or registered mail, as the Trustee may deem advisable), in the same manner as hereinabove provided for the giving of notices to the holders of Trust Interests.

        17.      Entire Agreement. This Agreement supersedes all prior agreements between the parties relating to its subject matter. There are no other understandings or agreements between them concerning the subject matter.

        18.      Non-Waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

        19.      Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

        20.      Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

        21.      Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

        22.      Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective legal representatives, successors and assigns.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Date:      June 13, 2002

TRUSTEE:
/s/ Frank L. Jennings Frank L. Jennings
GLOBAL CASINOS, INC.
By: /s/ Frank L. Jennings Frank L. Jennings, President